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                                                                     EXHIBIT 3

                               IRREVOCABLE PROXY

     The undersigned stockholder of Maxis, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Ruth Kennedy, E. Stanton McKee, Jr. and Electronic Arts Inc., a Delaware corporation ("Parent"), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to (i) the shares of capital stock of the Company owned by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the undersigned may acquire after the date hereof until such time as this Proxy terminates in accordance with its terms. (The shares of the capital stock of the Company referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares.

     This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, among Parent and the undersigned (the "Voting Agreement"), and is granted in consideration of Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Village Acquisition Corporation, a wholly owned subsidiary of Parent, and the Company (the "Reorganization Agreement"). Capitalized terms used but no otherwise defined in this proxy have the meanings ascribed to such terms in the Reorganization Agreement.

     The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Date (as defined in the Voting Agreement, such term is used herein with the same definition) at any meeting of the stockholders of the Company, however called, and at any adjournment thereof, or in any written action by consent of stockholders of the Company, in favor of the Merger, the execution and delivery by Maxis of the Plan of Reorganization and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Plan of Reorganization and shall otherwise vote the Maxis Securities with respect to any action required in furtherance hereof and thereof.

     The undersigned stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).
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     This proxy shall terminate upon the Expiration Date.


Dated:  June 4, 1997                 /s/ Jeffrey B. Braun
                                    ------------------------------------------
                                    Name: Jeffrey B. Braun, trustee of the
                                    Jon Himmel Trust dated 9/18/92

                                    Number of Shares of Company
                                    Common Stock:   3,209,600
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